Exhibit 16.1

September 17, 2021

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Ginkgo Bioworks Holdings, Inc. statements (formerly known as Soaring Eagle Acquisition Corp.) included under Item 4.01 of its Form 8-K dated September 17, 2021. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on September 16, 2021. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC

New York, New York